Exhibit 3.2

AMENDED & RESTATED

CERTIFICATE OF INCORPORATION

OF

SERVICETITAN, INC.

ServiceTitan, Inc., (the “Corporation”) a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. That the name of this corporation is ServiceTitan, Inc., that this corporation was originally incorporated pursuant to the General Corporation Law on June 8, 2007 under the name LinxLogic, Inc. The corporation amended the original Certificate of Incorporation by filing a Certificate of Amendment to the Certificate of Incorporation on June 30, 2014. The corporation further amended the Certificate of Incorporation by filing amended and restated certificates of incorporation on March 20, 2015, November 22, 2016, October 16, 2017, February 23, 2018, November 9, 2018, April 23, 2020, March 25, 2021 June 28, 2021, October 3, 2022, November 22, 2022, and July 26, 2023.

2. This Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which amends, restates and further integrates the certificate of incorporation of the Corporation as heretofore in effect, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL, and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL:

3. The text of the Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended and restated by this Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, ServiceTitan, Inc. has caused this Restated Certificate to be signed by a duly authorized officer of the Corporation, on [DATE], 2024.

ServiceTitan, Inc., a Delaware corporation

By:

Name:
Title:

EXHIBIT A

ARTICLE I

The name of this corporation is ServiceTitan, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at that address is the Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation is authorized to issue is 1,300,000,000 comprised of (i) 1,200,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), of which (a) 1,000,000,000 shares shall be a series designated as Class A Common Stock (the “Class A Common Stock”), (b) 100,000,000 shares shall be a series designated as Class B Common Stock (the “Class B Common Stock”), (c) 100,000,000 shares shall be a series designated as Class C Common Stock (the “Class C Common Stock”), and (ii) 100,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).

Immediately upon the acceptance of this Restated Certificate for filing by the Secretary of State of the State of Delaware (the “Effective Time”), the “Common Stock” as defined in the certificate of incorporation of the Corporation in effect immediately prior to the Effective Time shall be renamed as “Class A Common Stock.” Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation’s Common Stock shall from and after the Effective Time be deemed to represent shares of Class A Common Stock, without the need for surrender or exchange thereof.

All references in this Restated Certificate to a “certificate” or “certificates” representing shares of the Corporation’s capital stock include a notice or notices of issuance of uncertificated shares.

A. COMMON STOCK

The Common Stock shall have such terms, rights, powers and privileges, and the qualifications, limitations and restrictions with respect thereto, as stated or expressed herein. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article IV refer to sections and subsections of Part A of this Article IV.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting.

2.1 Except as required by law, each share of Class A Common Stock shall entitle the holder to one (l) vote for each share of Class A Common Stock held, each share of Class B Common Stock shall entitle the holder to ten (10) votes for each share of Class B Common Stock held, and each share of Class C Common Stock shall entitle the holder to no votes for each share of Class C Common Stock held, in each case, on any matter submitted to the stockholders of the Corporation for a vote or approval.

2.2 Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock entitled to vote thereon) the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

2.3 Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law.

3. Conversion.

3.1 Conversion of Class B Common Stock.

3.1.1 Right to Convert. At any time, any holder of shares of Class B Common Stock, at the option of such holder, may convert any one (1) share of Class B Common Stock held by such holder at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one (1) share of Class A Common Stock.

3.1.2 Automatic Conversion. Each outstanding share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the earlier of (a) 5:00 p.m. New York City time on the fifteen (15) year anniversary of the closing (the “IPO Closing”) of the Corporation’s initial public offering (the “IPO”) of Class A Common Stock in a firm commitment underwritten offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) and (b) at 5:00 p.m. New York City time on a date fixed by the Board of Directors that is not less than 61 days nor more than 180 days following (and if no date is fixed by the Board of Directors, than 5:00 p.m. New York City time on the date that is 180 days following) the first time after the IPO Closing that the number of shares of Class B Common Stock (including securities convertible or exercisable into Class B Common Stock) held by the Founders and Permitted Entities they control is less than 20% of the number of shares of Class B Common Stock (including shares underlying convertible securities) held by the Founders and the Permitted Entities they control on the date of the IPO Closing.

3.1.3 Mandatory Conversion. To the extent set forth below, each applicable share of Class B Common Stock shall in accordance with Section 3.1.4 automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock in connection with an event described below (a “Mandatory Class B Conversion Event”), in each case effective as of the applicable time set forth in Section 3.1.4:

(A)

Non-Permitted Transfers. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock in the event of a Transfer (as defined below) of such share of Class B Common Stock that is not a Permitted Transfer (as defined below).

(B)

Ceasing to Provide Service for Cause. Each outstanding share of Class B Common Stock held by a Founder or by any Permitted Entity (as defined below) of such Founder shall convert into one (1) fully paid and nonassessable share of Class A Common Stock in the event such Founder’s employment or other service is terminated for Cause (as defined below).

(C)

Ceasing to Provide Service Voluntarily. Each outstanding share of Class B Common Stock held by a Founder or by any Permitted Entity of such Founder shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock in the event such Founder voluntarily ceases to provide Services (as such term is defined in the Corporation’s equity incentive plan in effect immediately prior to the IPO Closing, and any successor plan thereto) to the Corporation as an employee or member of the Board of Directors.

(D)

Conversion Upon Death. Each outstanding share of Class B Common Stock held by a Founder or by any Permitted Entity of such Founder, shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) share of Class A Common Stock in the event of the death of such Founder.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director, or manager of such Person.

“Cause” means (i) Founder’s being formally charged by a Governmental Authority with, indictment by a Governmental Authority for, conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving fraud, embezzlement or moral turpitude under the laws of the United States, any state or other jurisdiction, (ii) an act of willful gross misconduct or fraud by Founder which results in, or reasonably could be expected to result in, material harm or injury to the Corporation, or (iii) Founder’s willful failure to perform assigned material duties commensurate with Founder’s position(s) with the Corporation or, if the Corporation has requested Founder’s cooperation, Founder’s failure to reasonably and in good faith cooperate with any internal or governmental investigation of the Corporation, any subsidiary or any director, officer or employee of the Corporation or any of its subsidiaries; provided, that, no act or failure to act on Founder’s part shall be considered “willful” unless the Corporation reasonably and in good faith determines that such act was done, or omitted to be done, by Founder in bad faith and or without reasonable belief that Founder’s action or omission was in the best interests of the Corporation. Notwithstanding the foregoing, Founder’s employment shall not be deemed to have been terminated for Cause, except in the case of clause (i) above, unless both (x) the Corporation provides written notice to Founder of the condition claimed to constitute Cause within 90 days of the Board’s initial awareness of such condition, and (y) solely in the event the condition can be remedied, Founder fails to remedy such condition within 30 days of receiving such written notice thereof. Any decision by the Corporation to terminate Founder for Cause shall be made by a majority of the disinterested members of the Board at a duly-called meeting (A) at which Founder shall have been given a reasonable opportunity to be heard in person (with counsel to Founder present, if Founder so chooses) by the Board, and (B) after the Corporation shall have given Founder not less than five days advance notice of such Board meeting which notice shall clearly indicate that the Board will consider a termination of Founder’s employment for Cause at such meeting.

“Family Member” means, with respect to any natural person, the spouse, domestic partner or spousal equivalent, parents, grandparents, lineal descendants, siblings, and lineal descendants of siblings of such natural person. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor. Family Member shall further include any of such natural person’s family members as defined in Rule 701 of the Securities Act.

“Founder” means any of Ara Mahdessian and Vahe Kuzoyan, each as a natural living person, and “Founders” shall mean all of them.

“Governmental Authority” means any federal, state, tribal, local, or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission, or similar dispute resolving panel or body, or any applicable self-regulatory organization.

“Permitted Entity” means with respect to a Founder: (i) a Permitted Trust solely for the benefit of any of (1) such Founder, (2) one or more Family Members of such Founder, or (3) one or more charitable organizations, foundations, or similar entities, ignoring remote contingent beneficial interests; (ii) any Affiliate of, or general partnership, limited partnership, limited liability company, corporation, or other entity that directly or indirectly controls, is controlled by, or is under common control with such Founder or such Permitted Trust described in clause (i) of this sentence; and (iii) a revocable living trust of which the grantor is a Founder, which revocable living trust is itself a Permitted Trust, (1) during the lifetime of the natural person grantor of such trust, or (2) following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust, and “Permitted Entities” shall mean all of them.

“Permitted Transfer” means a Transfer that is:

i.	a grant of a proxy to a Founder, or entry into a voting arrangement with a Founder, for such Founder to exercise Voting Control of shares of Class B Common Stock;

ii.

a grant by a Founder of a proxy to officers or directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders or any other action of the stockholders permitted by this Restated Certificate;

iii.

the pledge of shares of Class B Common Stock or granting a lien with respect thereto by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction with a financial institution for so long as such stockholder continues to exercise voting control over such shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer;

iv.

the entering into, or reaching an agreement, arrangement or understanding regarding, a support, voting, tender or similar agreement or arrangement (with or without a proxy) in connection with a merger, asset transfer, asset acquisition or similar transaction approved by the Board of Directors;

v.

the entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee where the holder entering into the plan retains all voting control over the shares; provided, however, that a Transfer of such shares of Class B Common Stock by such broker or other nominee shall constitute a “Transfer” at the time of such Transfer;

vi.

(i) the entering into or amending a voting trust, agreement or arrangement (with or without granting a proxy) to which the Founders and/or the Founders’ Affiliates are a party and of which the Corporation is aware as of the IPO Closing or (ii) the entering into or amending a voting trust, agreement or arrangement (with or without granting a proxy) between or among the Founders and/or the Founders’ Affiliates (with respect to clauses (i) and (ii), in the case of Founders’ Affiliates, so long as, as between the Founder and the Founder’s Affiliates, the Founder continues to hold exclusive Voting Control with respect to the applicable shares of Class B Common Stock);

vii.

any Transfer resulting from, as of the IPO Closing or at any time after the IPO Closing, the spouse of any holder of Class B Common Stock possessing or obtaining an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock; provided, however, that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock, unless otherwise exempt from the definition of Transfer;

viii.	any grant of a proxy to, or the exercise of Voting Control by, the Secretary of the Corporation or such other person pursuant to Section 3.1.3(D) and the related mechanics set forth in Section 3.1.4;

ix.

any Transfer to such Founder’s Permitted Transferees; provided, however, that following such Transfer, the Founder or such Founder’s Permitted Transferees retain sole Voting Control (or, in the case of Permitted Trusts, such Founder or such Founder’s Permitted Transferees retain the authority to replace the person exercising Voting Control, in his sole discretion subject to a limitation restricting the replacement of a person with Voting Control with a related or subordinate person, or has a reversionary interest in the trust);

x.

any Transfer to any charitable organization, foundation or similar entity established by Founder; provided, however, that following such Transfer, the Founder or such Founder’s Permitted Transferees retain sole Voting Control (or, in the case of Permitted Trusts, such Founder or such Founder’s Permitted Transferees retain the authority to replace the person exercising Voting Control subject to a limitation restricting the replacement of a person with Voting Control with a related or subordinate person, in his sole discretion or has a reversionary interest in the trust); and

xi.

Transfers to any Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, and any pension, profit sharing, stock bonus or other type of plan or trust of which such Founder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided, however, that following such Transfer, the Founder or such Founder’s Permitted Transferees retain sole Voting Control (or, in the case of Permitted Trusts, such Founder or such Founder’s Permitted Transferees retain the authority to replace the trustee or investment advisor, as applicable, in his sole discretion or has a reversionary interest in the trust).

“Permitted Transferee” shall mean: (i) a Family Member of a Founder; (ii) a Permitted Entity of a Founder; and (iii) in the case of a Transfer by a Permitted Entity of a Founder, such Founder or a Family Member or other Permitted Entity of such Founder, and “Permitted Transferees” shall mean all of them.

“Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Founder, (ii) a Family Member of a Founder, or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, and bank trust departments.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable law, or any Governmental Authority or any department, agency, or political subdivision thereof.

“Transfer” shall mean any direct or indirect sale, exchange, redemption, assignment, distribution, encumbrance, hypothecation, gift, pledge, retirement, transfer, conveyance, or other disposition or alienation in any way (whether or not for value and whether voluntarily, involuntarily, or by operation of law), including, without limitation: (i) assignments and distributions resulting from death, incompetency, bankruptcy, liquidation, and dissolution; (ii) a transfer to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership); and (iii) the transfer of, or entering into a binding agreement with respect to the transfer of, Voting Control (as defined below).

“Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement, or otherwise.

3.1.4 Mechanics of Conversion. In the event of an optional conversion pursuant to Section 3.1.1, before any holder of Class B Common Stock shall be entitled voluntarily to convert the same into shares of Class A Common Stock, such holder shall surrender, if certificated, the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such optional conversion shall be deemed to have been made at 5:00 p.m. New York City time on the date of surrender of the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date. If the conversion is in connection with the mandatory conversion provisions set forth in Section 3.1.3, such conversion shall be deemed to have been made (i) in the case of Section 3.1.3(A), at 5:00 p.m. New York City time on the applicable date of the Transfer, (ii) in the case of Section 3.1.3(B), at 5:00 p.m. New York City time on a date fixed by the Board of Directors that is not less than 61 days nor more than 180 days following (and if no date is fixed by the Board of Directors, than 5:00 p.m. New York City time on the date that is 180 days following) the first time after such Founder is terminated for cause, (iii) in the case of Section 3.1.3(C), at 5:00 p.m. New York City time on the date such Founder voluntarily ceases providing Services to the Corporation as an employee or member of the Board of Directors or (iv) in the case of Section 3.1.3(D), at 5:00 p.m. New York City time on the nine (9) month anniversary of the of death of the applicable Founder; provided that during such period between the applicable Founder’s death and the nine (9) month anniversary thereof, a person designated by such Founder and approved by the Board of Directors (or, if there is no such person, then the Secretary of the Corporation in office from time to time) shall exercise Voting Control over all outstanding shares of Class B Common Stock held by the Founder or such Founder’s Permitted Transferees immediately prior to such Founder’s death. The persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the applicable date, and, until presented for transfer, certificates previously evidencing shares of Class B Common Stock shall represent the number of shares of Class A

Common Stock into which such shares were converted. Shares of Class B Common Stock converted pursuant to Section 3.1.1, Section 3.1.2 or Section 3.1.3 shall be automatically retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

3.1.5 Policies and Procedures. The Board of Directors, or a committee thereof, may, from time to time, establish such policies and procedures, not in violation of applicable law or this Restated Certificate, relating to the conversion of shares of Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. The Corporation may, from time to time, require that a holder of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of shares of Class B Common Stock and to confirm that a conversion to shares of Class A Common Stock has not occurred. In addition, the Corporation may, from time to time, require that any Founder or any Founder Permitted Transferees furnish affidavits or other proof to the Corporation as it deems reasonably necessary to verify such Founder’s (or such Founder’s Permitted Transferees) ownership of shares of Class B Common Stock, including as of the IPO Closing. Without limiting the discretion of the Board of Directors (or a committee of the Board of Directors), the Board of Directors (or such committee) may determine (and such determination shall be conclusive) that a holder of shares of Class B Common Stock has failed to furnish sufficient evidence to the Corporation (in the manner and time frame provided in the request) to enable the Corporation to determine that no conversion of shares of Class B Common Stock into shares of Class A Common Stock in accordance with this Section 3.1 has occurred with respect to such holder of shares of Class B Common Stock (and its Affiliates), and therefore such shares of Class B Common Stock, to the extent not previously converted, shall be converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. A determination by the Board of Directors (or such committee of the Board of Directors), acting reasonably and in good faith, that shares of Class B Common Stock have been converted into shares of Class A Common Stock pursuant to this Section 3 shall be conclusive.

3.1.6 No Further Issuance. Except for the issuance of shares of Class B Common Stock issuable in respect of Rights outstanding immediately prior to the IPO Closing, a dividend payable in accordance with Section 6 of Article IV, or a reclassification, subdivision or combination in accordance with Section 8 of Article IV, the Corporation shall not at any time after the IPO Closing issue any additional shares of Class B Common Stock.

“Rights” means any option, warrant, restricted stock unit, restricted stock award, performance stock award, phantom stock, equity award, conversion right or contractual right of any kind to acquire or obligation of the Corporation to issue shares of the Corporation’s authorized but unissued capital stock.

4. Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Part A of Article IV to be given to a holder of shares of Common Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation for such holder, given by the holder to the Corporation for the purpose of notice or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission and, in each case, if such notice is also directed to the attention of the Secretary of the Corporation. If no such address appears or is given, notice shall be deemed given at the place where the principal executive office of the Corporation is located if such notice is also directed to the attention of the Secretary of the Corporation.

5. Redemption. The Common Stock is not redeemable at the option of the holder thereof.

6. Dividends. Subject to the rights, powers and preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of each series of Common Stock shall be entitled to receive, on a per share basis, the same form and amount of dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to shares of any other series of Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of a series of Common Stock that differs from the series of Common Stock held by any holder or rights to acquire a series of Common Stock that differs from a series of Common Stock held by any holder, as applicable, such holder shall receive the series of Common Stock or rights to acquire the series of Common Stock corresponding to the series of Common Stock held by such holder, as the case may be.

7. Liquidation, Dissolution, etc. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of each series of Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

8. Subdivision or Combination. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, the outstanding shares of the other such series shall, concurrently therewith, be subdivided, combined or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock, Class B Common Stock and Class C Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such series is approved by (i) the holders of a majority of the outstanding Class A Common Stock, (ii) the holders of a majority of the outstanding Class B Common Stock and (iii) the holders of a majority of the outstanding Class C Common Stock, each of (i) through (iii) voting as separate series.

9. Treatment in a Merger. The consideration received per share by the holders of each series of Common Stock in any merger, consolidation, reorganization or other business combination shall be identical; provided, however, that if (i) such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, and (ii) the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of shares of capital stock or other equity interests received in respect of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock differ solely to the extent that the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock differ as described in this Article IV, then the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof); and provided further, that, if the holders of any series of Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provisions shall be deemed satisfied if holders of the other series of Common Stock are granted corresponding election rights.

10. Equal Status. Except as expressly provided in this Article IV, each of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors as hereinafter provided. Authority is hereby expressly granted to the Board of Directors to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series, by resolution or resolutions to determine and fix the designation of and the number of shares comprising such series, and such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the General Corporation Law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Restated Certificate. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock entitled to vote thereon) the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A.  Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the IPO Closing; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the IPO Closing; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the IPO Closing. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

B.  Except as otherwise expressly provided by the DGCL or this Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C.  Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D.  Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E.  Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI

A.  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B.  Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of a majority of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, and shall not be called by any other person or persons.

C.  Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. All references in this Article VII to a director shall also be deemed to refer to such other Person or Persons, if any, who, pursuant to a provision set forth or incorporated by reference in this Restated Certificate in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board of Directors by the DGCL.

ARTICLE VIII

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE IX

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article IX, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX. This Article IX is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE X

A. The Corporation reserves the right to amend, alter, change, adopt, or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Restated Certificate, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Restated Certificate inconsistent with Articles IV, V, VII, VIII, IX and this Article X; provided, however, for so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by law or this Restated Certificate, directly or indirectly, amend, alter, change, adopt, or repeal any provision inconsistent with Part A of Article IV, Article VI or this proviso of this Part A of Article X.

B. If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.